October  22,  2002





Ronald  Parker
Pizza  Inn,  Inc.
3551  Plano  Parkway
The  Colony,  Texas  75056

Dear  Ronald  Parker:

     We have learned of the following breaches of the terms of your Loan Agreement with WELLS FARGO BANK TEXAS, NATIONAL ASSOCIATION ("Bank") dated as of March 31, 2000 (the "Agreement"):

1.     Section  12.1  Current  Ratio

     Subject to the terms and conditions set forth herein, Bank has decided to waive its default rights with respect to these breaches for the dates ended September 29, 2002, through the period ending on or about November 30,2002. Prior to the maturity of this waiver, Bank anticipates working on the renewal of the Loan Agreement with Borrower. This waiver applies only to the specific instances described above. It is not a waiver of any subsequent breach of the same provisions of the Agreement, nor is it a waiver of any breach of any other provision of the Agreement.

     Except as expressly stated in this letter, Bank reserves all of the rights, powers and remedies available to Bank under the Agreement and any other contracts or instruments signed by you, including the right to cease making advances to you and the right to accelerate any of your indebtedness, or if any subsequent breach of the same provisions or any other provision of the Agreement should occur.

     Sincerely,

     WELLS  FARGO  BANK  TEXAS,
       NATIONAL  ASSOCIATION

           /s/ Austin D. Nettle
     By:  Austin  D.  Nettle
     Title:  Vice  President